Exhibit 10.5

Rental agreement

Between

Unicorn Tobacco Company APS (landlord)
Ryesgade 106
2100 Copenhagen

and

Heliotech ApS & Liqtech A/S (tenant)
Grusgraven 12
2820 Adelaide

Concerning the leasing of property Grusgraven 12, 2820 Gentofte

This lease agreement replaces the previous lease of 1 October 2000, plus 8 November 2001 and lease of 17 July 2002.

With effect from 1 July 2003 the lease is extended with joinery workshop and associated garages and covers thus the entire property with the exception of the agreed garage area.

The property must be used for office, warehouse and production of i.e ceramic filters.

The lease is irredeemable by lessee until 30 June 2005 after which there is a notice period of 12 months. From the tenants side the lease is irrevocable until 30 June 2008, after which there is 12 month termination.

In case of default, the lease is terminated with immediate effect.

The monthly rent paid in advance and agreed to:

| | |
|---|---|
| First July 2003 - 31 December 2003 | DKK 25,000 + VAT |
| Second First January 2004 - 31 December 2004 | DKK 30,000 + VAT |

hereafter the rent will be adjusted every 1 January with 3% - the first time on 1 January 2005.

Deposit is third month rent in advance, rent is excl. VAT and is adjusted at 1 January 2004.

The rent is incl. property taxes for 2003, excl. water and water charges paid separately. Possibly increases in property taxes or increases in insurance caused by tenant's use of the rental is paid by the tenant alone. Property tax return for 2003 is attached to this contract.

Tenant maintenances (snow removal, sweeping, etc.), even outside areas, while the building exterior maintenance responsibility of the landlord.

The lease has central heating and tenant himself pays for oil and operation of oil burners.

Tenant is responsible himself for any regulatory requirements for the conclusion of the lease.

Tenant has the right to self signage.

Addendum to the lease of 27 June 2004

between

Unicorn Tobacco Company APS (landlord)
Ryesgade 106
2100 Copenhagen

and

Liqtech A/S (tenant)
Grusgraven 12
2820 Gentofte

Concerning the leasing of property Grusgraven 12, 2820 Gentofte

In connection with the tenant's construction of new warehouse / tower oven, according to Building Permit under the journal 10932-2004 including demolition of existing carport and construction of new warehouse 75m2 incl. supply of electricity from NESA, new water plugs and other items It has been agreed that tenant pays per 15th August 2004 DKK 350,000 excl. VAT of the total contract at DKK 1,609,682 according to the attached preliminary construction accounts on the following conditions:

- The monthly rent is regulated by 1 September 2004 to DKK 3500 + VAT to DKK 33,500 + VAT
- It is the tenant's responsibility to gain planning permission / approval
- It is the tenant's responsibility to ensure that the building is legal and meets all building requirements
- The mutual non-termination period will be extended for 5 years so that the lease is irredeemable by lessee until 30 June 2010 and part of the lessor until the 30th June 2013, after which there are 12 months mutual notice
- If tenant moves out warehouse / tower installations (electricity and water), will be transferred free of charge to the owner - alternatively remove the tower bearings and re-establish basic and carport
- Possibly increases in property taxes and insurance due to the extension shall be borne by the tenant in accordance with lease of 27 June 2004
- Deposit of lease is 3 months. Rental of rents per 1 September 2004 = DKK 100,500 excl. VAT
- It is agreed that the following renovations from lease of 27 June 2004 are not yet implemented: replacement of three Velux windows
- The tenant may wish to expand the new storage building at a later date and it is agreed that the landlord is willing to cooperate so
- See also the lease of 27 June 2004

Thus, agreed on 18 august 2004

| | |
|---|---|
| Unicorn Tobacco Company Ltd.<br>landlord | Liqtech A / S<br>tenant |

The lease does not include renovation

Tenant himself is responsible for signing meters to NESA

The extended lease needs thorough renovation and it is agreed that the landlord holds this cost after the bill from the tenant, the tenant is responsible for the renovation fulfilled by their own craftsmen, settlement of net price.

The following renovations are agreed:

- Replacement, renovation of 2 restrooms in the basement
- Demolition of wall separating the old and new leases
- Insulation and painting of the walls in the carpentry workshop
- Dismantling of radiator in carpentry and installation of heating appliances
- Replacement of all windows in the shop for Velux double-glazed windows
- Decommissioning of a new roof on the covered area and replacement of rotten joists
- Renovation and upgrading of electrical installations
- Paint and repair of damage after rebuilding
- Defects skylights and other windows are inspected and replaced if necessary

Renovation list is not final and may be extended upon agreement between the tenant and the landlord.

After final renovation tenant is responsible for interior maintenance.

Tenant is responsible for all necessary building permits and approvals for redevelopment and is also responsible for that building renovations are done technically defensible.

Tenant states that they are planning a building expansion at a later date and if this need may arise and can be implemented the lessor willing to cooperate accordingly.

Thus, agreed on 27 June 2003

Unicorn Tobacco Company Ltd.
landlord

Liqtech ApS
tenant